Exhibit 99.1

CEO Remarks

Good morning, everyone. I’m Jeff Brown, Chief Executive Officer of Ally Financial. It’s a pleasure to speak to you today at our annual stockholders meeting.

Let me start by saying that in 2018, we delivered strong financial and operational results reflecting our disciplined execution across our leading auto and deposit franchises as well as measurable progress from our growth businesses. We continued to efficiently manage capital to drive stockholder returns and further optimized our funding profile by meaningfully growing deposits and reducing capital markets funding. Lastly, we leveraged our exceptional brand, talented associate base, and our position as the leading digital bank to expand and deepen customer relationships. Collectively, these efforts resulted in multiple financial and operational milestones in 2018, which I’m very excited to share with you.

This morning, I’ll spend a few minutes highlighting these accomplishments while also providing my thoughts on our strategic priorities.

Financially, we posted the best performance since our IPO across many of our primary financial metrics. With tax reform as a tailwind, our ability to drive deposit growth from new and existing customers, optimize our auto finance business and return significant capital to stockholders helped to deliver strong top-line and bottom-line results:

•	Adjusted Total Net Revenue[1,2] exceeded $6.0 billion for the first time since becoming a public company, expanding $175 million versus 2017

•	Adjusted EPS[1,3] increased 39% to $3.34 while Core ROTCE[1,4] increased more than 250 basis points to 12.3%, both the highest since our IPO

•

We returned $1.2 billion of capital to stockholders through share buybacks and dividends, repurchasing 35 million shares during 2018. In the 2 ½ years since the inception of our buyback program, we’ve reduced outstanding share count by more than 16% by repurchasing over 86 million shares at an average price of slightly more than $23 per share

•

As we’ve returned significant capital to our stockholders, we’ve also grown Adjusted Tangible Book Value per Share[1,5], which increased nearly $2 to just under $30 in 2018; and is up more than $8 since our IPO

Underpinning these financial results was exceptional operational performance across all our businesses. I’ll begin with our deposit franchise, which had a banner year, growing balances by $12.9 billion to finish 2018 at over $106 billion of total deposits. Eclipsing the $100 billion mark was an exceptional achievement for our company and a testament to the strength of the franchise and the brand we’ve built. Our relentless focus on providing a differentiated and seamless digital customer experience helped us to attract 230 thousand new customers last year, ultimately serving 1.65 million retail deposit customers at year-end. Ally was the original disruptor in digital banking and I’m extremely proud of our performance – since becoming a bank holding company, retail deposits have increased by more than ten-fold.

We’ve efficiently put these deposits to work at our leading auto finance business, which also had an incredible year in 2018. As I’ve consistently discussed for a few years now, we remain focused on optimizing risk-adjusted returns within the auto business and were very successful on this front. Full year estimated retail auto originated yield6 increased 83 basis points year-over-year while the retail auto net charge-off rate declined 15 basis points to 1.33%. Importantly, we achieved this while maintaining consistent underwriting trends on the $35.4 billion of originations we sourced from a record 11.6 million applications, a direct reflection of our national scale and success in diversifying into the used auto market while steadily gaining share in the Growth channel7.

(1)

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Total Net Revenue, Adjusted Earnings per Share (Adjusted EPS), Core Return on Tangible Common Equity (Core ROTCE), and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. See Financial Reconciliations for calculation methodology and details.

(2)

Adjusted total net revenue is a non-GAAP financial measure that adjusts GAAP total net revenue for Core OID and for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. See Financial Reconciliations for calculation methodology and details.

(3)

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See Financial Reconciliations for calculation methodology and details.

(4)

Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and the net deferred tax asset. See Financial Reconciliations for calculation methodology and details.

(5)

Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if tax-effected Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. See Financial Reconciliations for calculation methodology and details.

(6)	Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.
(7)	Growth channel defined as originations from non-GM/Chrysler dealers and direct-to-consumer loans.

The auto business has proven its long-term resiliency. We’ve consistently adapted to the needs of our customers in changing market conditions. We’ve been successful in this business for 100 years because we adapt and innovate each and every day. We play a critical role within the auto ecosystem and the market position we’ve established has never been stronger.

I view our auto finance and deposit franchises as the stable foundation around which we continue to expand into new consumer and commercial products. To this point, we made considerable progress last year on our long-term strategy to prudently diversify our business. In 2018, we successfully expanded multi-product customers within Ally Bank, where over 90% of our credit card customers, nearly half of our direct-to-consumer mortgage customers and roughly one-third of our incoming Invest customers are existing deposit accountholders. While these businesses are still young, they provide us access to large addressable markets that continue to experience secular shifts toward digital adoption, representing attractive growth opportunities for us moving forward.

On the commercial side, our corporate finance team had a great year. We began to reap the benefits of investments we made in 2017, including expanding into new industry verticals and hiring key talent. These investments helped to drive 2018 pre-tax income to $144 million, up 26% from 2017, while our HFI portfolio increased 19% to $4.6 billion, all while experiencing a net charge-off rate of only seven basis points.

Overall, I’m very proud of our financial and operational accomplishments in 2018 and excited to build upon our success in 2019. I truly believe that Ally reflects the future of banking. The digitization of financial services is accelerating, and as a digital bank, we’re already a step ahead of the competition. More than half of our new deposit customers are millennials, a digitally-savvy demographic segment that is expected to benefit from an intergenerational wealth transfer of $30 trillion8, driving financial services for decades. Supported by these strong secular tailwinds, the relationships we’re establishing today will continue to grow and deepen as we enhance our new products and digital capabilities, providing a solid runway for growth moving forward.

While our strong results and customer-centric strategy position us favorably for the future, it’s our culture that I believe differentiates us from the crowd and remains critical to our long-term success. We strive to create an environment where all backgrounds, experiences, interests and skills are respected, appreciated and encouraged. This focus is essential to our culture – by leveraging unique perspectives and ideas, we can better approach challenges, discover opportunities and drive innovation. I’ve been overwhelmed by how Ally associates have supported and championed this commitment to diversity and inclusion. Our associates have fully embraced employee resources groups, with ERG participation increasing 70% in 2018 with over 500 ERG events held across the country.

Beyond our commitment to creating an accepting, supportive and diverse workplace, we are equally committed to improving the communities where we live and work. Simply put, supporting our communities is foundational to our culture. While we have historically supported several worthy causes, recently we’ve focused our efforts on economic mobility. We believe in providing individuals and communities with greater access to services, education and resources they can use to improve their economic circumstances and enrich their lives. This is why, just a few months ago, we partnered with other large financial institutions to make a significant investment in affordable housing in Charlotte, North Carolina, the largest private-public initiative of its kind in the history of the city.

Before wrapping up, I’d like to acknowledge my incredible management team and all the associates with whom I have the honor of working. For a bank with nearly $180 billion of assets, our 8,200 associates punch above their weight. Our mantra at Ally is simple – Do It Right – in everything we do. As we adapt, innovate, and serve our customers at the highest level, I see that mantra reflected in the work you do every day.

I’d also like to thank the board of directors for their dedicated service and continued guidance.

Lastly, I’d like to thank our valued stockholders for their support of Ally. It’s a privilege to be CEO of this great company.

Thank you.

(8)	Source: Accenture. The “Greater” Wealth Transfer – Capitalizing on the Intergenerational Shift in Wealth, 2015.

Financial Reconciliations

Adjusted Earnings per Share (“Adjusted EPS”)

		FY 2018	FY 2017	FY 2016	FY 2015	FY 2014
Numerator ($ millions)
GAAP net income attributable to common shareholders		$1,263	$929	$1,037	$(1,282)	$882
Discontinued operations, net of tax		—	(3)	44	(392)	(225)
Core OID		86	71	59	59	186
Repositioning items		—	—	11	349	187
Change in the fair value of equity securities		121	—	—	—	—
Tax on Core OID, repositioning items, & change in the fair value of equity securities (tax rate 21% starting 1Q18, 35% starting 1Q16; 34% prior)		(43)	(25)	(24)	(139)	(127)
Significant discrete tax items		—	119	(84)	—	(91)
Series G actions		—	—	—	2,350	—
Series A actions		—	—	1	22	—

Core net income attributable to common shareholders	[a]	$1,427	$1,091	$1,043	$967	$812

Denominator
Weighted-average common shares outstanding - (Diluted, thousands)	[b]	427,680	455,350	482,182	483,934	481,934

Adjusted EPS	[a] / [b]	$3.34	$2.39	$2.16	$2.00	$1.68

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (6) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

Adjusted Tangible Book Value per Share (“Adjusted TBVPS”)

		4Q 2018	4Q 2017	2Q 2014
Numerator ($ billions)
GAAP shareholder’s equity		$13.3	$13.5	$14.9
Preferred equity		—	—	(1.3)

GAAP common shareholder’s equity		$13.3	$13.5	$13.6
Goodwill and identifiable intangibles, net of DTLs		(0.3)	(0.3)	(0.0)
Tangible common equity		13.0	13.2	13.6
Tax-effected Core OID balance (21% tax rate starting 4Q17, 35% starting 1Q16; 34% prior)		(0.9)	(0.9)	(0.9)
Series G discount		—	—	(2.3)

Adjusted tangible book value	[a]	$12.1	$12.3	$10.3

Denominator
Issued shares outstanding (period-end, thousands)	[b]	404,900	437,054	479,773

Metric
GAAP shareholder’s equity per share		$32.8	$30.9	$31.0
Preferred equity per share		—	—	(2.6)

GAAP common shareholder’s equity per share		$32.8	$30.9	$28.4
Goodwill and identifiable intangibles, net of DTLs per share		(0.7)	(0.7)	(0.1)
Tangible common equity per share		32.1	30.2	28.3
Tax-effected Core OID balance (21% tax rate starting 4Q17, 35% starting 1Q16; 34% prior) per share		(2.1)	(2.1)	(2.0)
Series G discount per share		—	—	(4.9)

Adjusted tangible book value per share	[a] / [b]	$29.9	$28.1	$21.5

Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure.

Note: in December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Return on Tangible Common Equity (“Core ROTCE”)

		FY 2018	FY 2017	FY 2016	FY 2015	FY 2014
Numerator ($ millions)
GAAP net income attributable to common shareholders		$1,263	$929	$1,037	$(1,282)	$882
Discontinued operations, net of tax		—	(3)	44	(392)	(225)
Core OID		86	71	59	59	186
Repositioning items		—	—	11	349	187
Change in the fair value of equity securities		121	—	—	—	—
Tax on Core OID & change in the fair value of equity securities (tax rate 21% starting in 1Q18, 35% prior)		(43)	(25)	(24)	(139)	(127)
Significant Discrete tax items & other		—	119	(84)	22	(103)
Series G actions		—	—	—	2,350	—
Series A actions		—	—	1	22	—

Core net income attributable to common shareholders	[a]	$1,427	$1,091	$1,043	$990	$800

Denominator (2-period average, $ billions)
GAAP shareholder’s equity		$13.4	$13.4	$13.4	$14.4	$14.8
Preferred equity		—	—	(0.3)	(1.0)	(1.3)
Goodwill & identifiable intangibles, net of deferred tax liabilities (“DTLs”)		(0.3)	(0.3)	(0.2)	(0.0)	(0.0)

Tangible common equity		$13.1	$13.1	$12.9	$13.4	$13.5
Core OID balance		(1.1)	(1.2)	(1.3)	(1.3)	(1.4)
Net deferred tax asset (“DTA”)		(0.4)	(0.7)	(1.2)	(1.6)	(1.9)

Normalized common equity	[b]	$11.6	$11.2	$10.4	$10.5	$10.2

Core Return on Tangible Common Equity	[a] / [b]	12.3%	9.8%	10.0%	9.4%	7.9%

Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Original issue discount amortization expense	ANNUAL TREND
($ millions)	FY 2018	FY 2017	FY 2016	FY 2015	FY 2014
Core original issue discount (Core OID) amortization expense (1)	$86	$71	$57	$45	$172
Other OID	15	20	21	16	11

GAAP original issue discount amortization expense	$101	$90	$78	$61	$183

Outstanding original issue discount balance	ANNUAL TREND
($ millions)	4Q 2018	4Q 2017	4Q 2016	4Q 2015	4Q 2014	2Q 2014
Core outstanding original issue discount balance (Core OID balance)	$(1,092)	$(1,178)	$(1,249)	$(1,304)	$(1,351)	$(1,434)
Other outstanding OID balance	(43)	(57)	(77)	(87)	(64)	(57)

GAAP outstanding original issue discount balance	$(1,135)	$(1,235)	$(1,326)	$(1,391)	$(1,415)	$(1,491)

(1)	Excludes accelerated OID.

Core original issue discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances.

Core outstanding original issue discount balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances.

Net Financing Revenue (ex. Core OID)

($ millions)		FY 2018	FY 2017	FY 2016	FY 2015	FY 2014
GAAP Net Financing Revenue		$4,390	$4,221	$3,907	$3,719	$3,375
Core OID		86	71	57	45	172

Net Financing Revenue (ex. Core OID)	[a]	$4,476	$4,292	$3,964	$3,764	$3,547

Adjusted Other Revenue

($ millions)		FY 2018	FY 2017	FY 2016	FY 2015	FY 2014
GAAP Other Revenue		$1,414	$1,544	$1,530	$1,142	$1,276
Accelerated OID & repositioning items		—	—	4	356	162
Change in the fair value of equity securities		121	—	—	—	—

Adjusted Other Revenue	[b]	$1,535	$1,544	$1,534	$1,498	$1,438

Adjusted Total Net Revenue

($ millions)
Adjusted Total Net Revenue	[a]+[b]	$6,011	$5,836	$5,498	$5,262	$4,985

Note: Accelerated OID and repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Core original issue discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances.

Forward-Looking Statements and Additional Information

The foregoing remarks and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the foregoing remarks or related communication.

The foregoing remarks and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

The foregoing statements and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the foregoing statements.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.